SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): January 23, 2009
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(c) Appointment of Executive Officers
     On January 26, 2009, Ashford Hospitality Trust, Inc. (the “Company”), issued a press release announcing that Monty J. Bennett, Chief Executive Officer and President, relinquished the title of President, and that Douglas A. Kessler was promoted to fill the position of President. Mr. Bennett retains the title of Chief Executive Officer of the Company. Additionally, the Company announced the promotion of David A. Brooks to Chief Operating Officer and General Counsel of the Company. Each of these appointments was approved by the board of directors of the Company on January 23, 2009, to be effective immediately.
     Mr. Kessler, 48, has served as Chief Operating Officer and Head of Acquisitions of the Company since its initial public offering in May, 2003. Mr. Kessler’s employment agreement will be amended to reflect his new title, but his compensation will not change as a result of this promotion.
     Mr. Brooks, 49, has served as Chief Legal Officer and Head of Transactions of the Company since its initial public offering in 2003. As a result of his promotion, Mr. Brooks’ employment agreement with the Company will be amended to reflect his new title and to change his Targeted Incentive Bonus (as defined in the Employment Agreement) from the current range of 30% to 90% of his annual base salary, to a range of 40% to 95% of his annual base salary. In addition, Mr. Brooks’ annual base salary will be increased from $375,000 to $425,000. The amendments to Mr. Brooks’ employment agreement related to his Target Incentive Bonus and annual base salary were approved by the board of directors of the Company on January 23, 2009, and became effective on January 26, 2009.
     The foregoing summaries of the amendments to the employment agreements of Messrs. Kessler and Brooks do not purport to be complete and are qualified in their entirety by the amendments to such employment agreements as will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2008.
     A copy of the press release announcing the promotions of Messrs. Kessler and Brooks is attached hereto as Exhibit 99.1.
Item 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
(b) Exhibits

99.1	Press Release of the Company, dated January 26, 2009.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 29, 2009

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel